CSA MANAGEMENT LLC
MAILBOX SERVICE

Posted 7/8/..

LESSEE NAME: James C Katzaroff
ADDRESS: 190808 E 45th Ave
CITY: Kennewick STATE: WA ZIP 99337
BUSINESS NAME: Vivexit Technologies Corporation
PHONE NUMBER(S): 509 491 0701
CELL NUMBER(S): Jim only → 509 531 1621
FAX: 509 943 2129 E-MAIL: jkatzaroff@katmoi.com

NAMES OF INDIVIDUALS THAT WILL USE THIS SERVICE:

self PHONE:

PHONE:

LESSEE AGREES TO RENT A MAILBOX AT 719 JADWIN, RICHLAND, WASHINGTON FOR $25 A MONTH DUE THE 1sr DAY OF EACH MONTH. A FIVE PERCENT (5%) PER DAY PENALTY MAY BE ASSESSED IF NOT PAID WITHIN TEN (10) DAYS FROM THE DUE DATE. IT IS THE LESSEES RESPONSIBILITY TO SUBMIT A CHANGE OF ADDRESS TO CSA MANAGEMENT, LLC IN THE EVENT THE LESSEE CEASES MAILBOX SERVICES AT THE CSA BUILDING MAIL RECEIVED AFTER THE TERMINATION DATE WILL BE BILLED ON A PER DIEM **BASIS.** LESSEE IS REQUIRED TO PROVIDE A FORWARDING ADDRESS. SECRETARIAL SERVICES INCLUDING THOSE ASSOCIATED WITH FORWARDING MAIL WILL BE BILLED AT $18.00 PER HOUR

PAYMENT OF A $25 DEPOSIT IS REQUIRED AT THE LEASE SIGNING. waived

CT no k[illegible] iss[illegible]

LESSEE AGREES TO USE THE RENTED SPACE AND CONDUCT ITS BUSINESS IN A MANNER THAT IS COMPATIBLE WITH THE QUIET ENJOYMENT OF THE FACILITY BY OTHER LESSEES AND TENANTS. LESSEE IS RESPONSIBLE FOR ANY DAMAGE OR LOSS CREATED BY LESSEE, LESSEE'S EMPLOYEE, CLIENT OR AGENT. LESSEE IS RESPONSIBLE FOR MAKING SURE PERIMETER DOORS ARE LOCKED WHEN LEAVING PREMISES BETWEEN THE HOURS OF 5:15 P.M. AND 7:45 **A.M.**

LESSOR SIGNATURE: James C Katzaroff DATE: 7/2/20

LESSEE SIGNATURE: Carla Tocka[illegible] DATE: 7/2/2020

csa-mailbox-lease

$24.19 prorate